Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of January 8, 2003 between RevCare, Inc., a Nevada corporation (the “Company”), and Russ Mohrmann (“Executive”).  This Agreement amends and restates in its entirety that certain Employment Agreement between Executive and Orange County Professional Services, Inc. dated August 14, 2000.

1.                                       Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the “Employment Period”).

2.                                       Position and Duties.  The Company hereby engages Executive as an employee of the Company.  During the Employment Period, Executive shall render services to the Company and its subsidiaries as the Company’s board of directors (the “Board”), or a person designated by the Board, may from time to time direct.  During the Employment Period, Executive shall report to the Board, or a person designated by the Board, and shall devote his best efforts and attention to the business and affairs of the Company and its subsidiaries.  Executive shall act as an “Ambassador” for the Company and its subsidiaries, acting as a key salesperson with existing clients and soliciting and generating new business opportunities.  As an exempt employee who will be spending a majority of his time out of the office with clients, Executive will not be required to account to the Company for a strict 40 hour week.  Executive’s duties will not include the duties of an executive officer, except, on an interim basis, as Executive and the Board may mutually agree.  Executive shall perform his duties, responsibilities and functions to the Company and its subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

3.                                       Compensation and Benefits.

(a)                                  During the Employment Period, Executive’s base salary shall be $200,000.00 per annum or such other increased rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices.  The Base Salary shall not be subject to decrease.  In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee welfare benefit programs for which senior executive employees of the Company and its subsidiaries are generally eligible, and Executive shall be entitled to four weeks of paid vacation each year, which if not taken during any year may not be carried forward to any subsequent year.

(b)                                 In addition to the Base Salary, the Board may, in its sole discretion, award a bonus to Executive following the end of each fiscal year during the Employment Period based upon Executive’s performance and the Company’s operating results during such year.

(c)                                  Executive shall be entitled to such fringe benefits and perquisites as are generally made available to executive officers of the Company, and such other fringe benefits as may be approved by the Board for executive officers of the Company during the term hereof.

(d)                                 During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time for key employees with respect to travel, entertainment, auto and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e)                                  Executive may receive such grants of equity-based compensation (e.g., option grants for Company common stock), if any, as shall be determined within the sole discretion of the Board (or any committee of the Board which is appointed to consider matters relative to equity-based compensation).

(f)                                    All amounts payable to Executive as compensation hereunder shall be subject to all required withholding by the Company.

4.                                       Term.

(a)                                  Subject to prior termination of this Agreement as hereinafter provided, the Employment Period shall end on January 5, 2004 and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning on January 6, 2004, unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period at least 60 days prior to any such renewal date;  provided that (i) the Employment Period shall terminate prior to such date immediately upon Executive’s resignation, death or inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company and its subsidiaries as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company and its subsidiaries or if providing such accommodations would be unreasonable (as determined by the Board in its good faith judgment), (ii) the Employment Period may be terminated by the Executive at any time prior to such date upon at least ninety (90) days prior notice to the Company, (iii) the Employment Period may be terminated by the Company at any time prior to such date, with Cause (as defined herein) upon at least ninety (90) days prior notice to the Executive, or (iv) the Employment Period may be terminated by the Company at any time prior to such date, upon five (5) days prior notice to the Executive, upon payment by the Company in full of the promissory notes described in Exhibit A hereto (the “Notes”).  The Company may elect to accelerate the effective date of termination, but Executive shall still be entitled to receive the compensation and benefits payable hereunder until the ninety (90) day notice period has expired.

(b)                                 For purposes of this Agreement, “Cause” shall mean (i) commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or any of their customers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or (v) any material breach of this Agreement.

5.                                       Confidential Information.  Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its subsidiaries concerning the business or affairs of the Company and any of its subsidiaries (“Confidential Information”) are the property of the Company or such Affiliate.  Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions.  Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its subsidiaries which he may then possess or have under his control.

6.                                       Inventions and Patents.  Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its subsidiaries (“Work Product”) belong to the Company or such Affiliate.  Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  If applicable, this Agreement does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code (which, if applicable, could apply to ideas or inventions for which no equipment, supplies, facility or trade secret information of the Company or its subsidiaries were used and which were developed entirely on Executive’s own time, and (i) which do not relate at the time of conception or reduction to practice of the invention (A) to the actual business of the Company or its subsidiaries, or (B) to the Company or its subsidiaries actual or demonstrably anticipated research or development or (ii) which do not result from any work performed by Executive for the Company or its subsidiaries.  Notwithstanding the foregoing, Executive shall disclose in confidence to the Company any invention in order to permit the Company to make a determination as to compliance by Executive with the terms and conditions of this Agreement.

7.                                       Enforcement.  If, at the time of enforcement of paragraph 5 or 6 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

8.                                       Board Seat.  Concurrently upon the execution of this Agreement, Executive shall be elected to serve as a member of the Board of the Company.  With respect to all elections of directors occurring prior to the payment in full of the Notes, the Company shall nominate, and use its reasonable efforts to cause the election of, Executive to serve as a member of the Board of the Company.  Upon the earlier of (i) the termination or expiration of the Employment Period or (ii) the payment in full of the Notes, at the Board’s request, Executive shall resign as a director of the Company.

9.                                       Executive’s Representations.  Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity except the Non-Competition Agreement between Executive and the Company dated August 14, 2000, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has had an opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10.                                 Survival.  Paragraphs 5 through 7 and 9 through 19 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

11.                                 Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Russ Mohrmann
9432 Walker Ranch Circle
Villa Park, CA 92816-2820

With a copy to:

Andrew A. Talley, Esq.
Attorney at Law
500 N. State College Blvd., Suite 1030
Orange, CA 92868

Notices to the Company:

RevCare, Inc.
5400 Orange Avenue, Suite 200
Cypress, CA 90630
attn: Chief Financial Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

12.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.                                 Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, any prior understandings, agreements or representations between Executive, on the one hand, and the Company and its subsidiaries, on the other hand.

14.                                 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15.                                 Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16.                                 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

17.                                 Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

18.                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19.                                 Arbitration.  Except with respect to disputes or claims under paragraphs 5 and 6 hereof (which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit B hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and its subsidiaries (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement.  The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties.  Nothing in this paragraph shall prohibit a party hereto from instituting litigation to enforce any “Final Determination” (as defined in Exhibit B hereto).  Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or California state court of competent jurisdiction sitting in Orange County, California, and agrees that such court shall be the exclusive forum with respect to disputes and claims under paragraphs 5 and 6 and for the enforcement of any Final Determination.  Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.  Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing a Final Determination.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REVCARE, INC.

By:	/s/ Fred McGee
Name:	Fred McGee
Title:	CFO

/s/ Russell E. Mohrmann
RUSS MOHRMANN

Exhibit A

1.                                       That certain Secured Convertible Promissory Note dated January 8, 2003 issued by RevCare, Inc. in favor of Russ Mohrmann and Suzette Mohrmann in the original principal amount of $1,373,981.03;

2.                                       That certain Secured Convertible Promissory Note dated January 8, 2003 issued by RevCare, Inc. in favor of RBA Rem-Care, Inc. in the original principal amount of $412,435.40;

3.                                       That certain Secured Convertible Promissory Note dated January 8, 2003 issued by RevCare, Inc. in favor of Insource Medical Solutions, LLC in the original principal amount of $198,442.10; and

4.                                       That certain Secured Convertible Promissory Note dated January 8, 2003 issued by RevCare, Inc. in favor of Hospital Employee Labor Pool in the original principal amount of $583,653.23.

A-1

Exhibit B

ARBITRATION PROCEDURE

1.                                       Notice of Claim.  A party asserting a Claim (the “Claimant”) shall deliver written notice to each party against whom the Claim is asserted (collectively, the “Opposing Party”), with a copy to the persons required to receive copies of notices under the Agreement (the “Additional Notice Parties”), specifying the nature of the Claim and requesting a meeting to resolve same.  The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting.  If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a Notice of Arbitration, which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim, and the nature and amount of any damages or other compensation or relief sought (a “Notice of Arbitration”).  Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise.  Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of claim.  Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such claim accrues.

2.                                       Selection of Arbitrator.  Within 20 business days after receipt of the Notice of Arbitration, the Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim.  If the Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the Judicial Arbitration and Mediation Service (“JAMS”) in Orange County, California to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute.  If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, the Executive and the Board shall request the appointment of another arbitrator by the JAMS subject to the same requirements.

3.                                       Arbitration Procedure.  The following procedures shall govern the conduct of any arbitration under this section.  All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator.  Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.

(a)                                  Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration.  All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration.  There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

(b)                                 All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties.  Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.

(c)                                  Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.

(d)                                 Within 20 days after receipt of the Claimant’s submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents.  If the Opposing Party fails to respond to any of the issues raised by the Claimant within 20 days of receipt of the Claimant’s submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.

(e)                                  Within 20 days after receipt of the Opposing Party’s response, the Claimant may submit to the arbitrator a reply to the Opposing Party’s response, or notification that no reply is forthcoming.

(f)                                    Within 10 days after the last submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim.  Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place within 50 miles of the corporate headquarters of the Company at a place selected by the arbitrator or such other place as is mutually agreed.  Both parties shall be granted substantially equal time to present evidence at the hearing.  The hearing shall not exceed one business day, except for good cause shown.

(g)                                 Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the “Final Determination”).  The Final Determination shall address each issue disputed by the parties, state the arbitrator’s findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.

(h)                                 The award rendered by the arbitrator shall be final and non-appealable, except as otherwise provided under applicable law, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.

4.                                       Costs of Arbitration.  As part of the Final Determination, the arbitrator shall determine the allocation of the costs and expenses of the arbitration, including the arbitrator’s fee and both parties’ attorneys’ fees and expenses, based upon the extent to which each party prevailed in the arbitration.  In the event that any relief which is awarded is non-monetary, then such costs and expenses shall be allocated in any manner as may be determined by the arbitrators.

5.                                       Confidentiality of Proceedings.  The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.